Exhibit 99.1

www.angieslist.com

Angie's List Reports Second Quarter 2016 Results

•	New member additions ramping following removal of ratings and reviews paywall and launch of new freemium tiers; results surpass strong metrics seen in pilot tests

•	Net income of $4.8 million for the second quarter of 2016 as compared to a net loss of $8.3 million for the second quarter of 2015

•	Adjusted EBITDA[1] of $13.4 million for the second quarter of 2016 as compared to an adjusted EBITDA[1] loss of $3.5 million for the second quarter of 2015

•	Revenue of $83.1 million for the second quarter of 2016 as compared to $87.3 million for the second quarter of 2015

INDIANAPOLIS — July 27, 2016 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter ended June 30, 2016.

“We have made tremendous progress in transforming our business model and technology platform,” said Scott Durchslag, President and Chief Executive Officer of Angie's List. “As a result, we are seeing an extraordinary re-acceleration in new member registrations and user engagement on our site.”

“We began our nationwide freemium rollout in early June after completing our migration to a state-of-the-art AL 4.0 technology platform two months ahead of schedule,” continued Durchslag. “The launch results have been excellent and have exceeded the already strong results we had previously reported in the pilot freemium markets that we began testing in January.”

“We are very encouraged by the loyalty of our paid subscriber base,” said Durchslag. “In addition, we have a substantial opportunity to convert our new free members into premium subscribers over time. We are committed to maintaining high quality members for our service providers, and surveys in our pilot markets suggest that our new members are similar in quality and hiring intent to our existing subscriber base.”

“Since dropping the reviews paywall, we have added approximately 700,000 new members as of yesterday, fueling year on year growth in new member engagement and service provider profile views. That said, while we are confident that these increases will create incremental revenue, we have more work to do to drive revenue growth from these changes and are just beginning to realize the potential of our new business model.”

Comparison of last week's results to the same period in 2015 show:

•	New member signups increased 411%

•	Unique new member visits increased 219%

•	Unique new members searching Angie's List increased 197%

•	Unique new members viewing profiles increased 182%

1 Adjusted EBITDA is a non-GAAP financial measure.

Key Operating Metrics

Three months ended	June 30, 2016	June 30, 2015	Change
Total free memberships (end of period)[1]	152,586	—	N/A
Total paid memberships (end of period)	3,147,566	3,172,066	(1)%
Total memberships (end of period)	3,300,152	3,172,066	4%

Gross free memberships added (in period)[2]	152,586	—	N/A
Gross paid memberships added (in period)	129,534	289,866	(55)%

Average paid membership renewal rate (in period)[3]	73%	78%	(5) pts

Participating service providers (end of period)[4]	54,690	53,514	2%
Total service provider contract value (end of period, in thousands)	$258,467	$266,131	(3)%
Total service provider contract value backlog (end of period, in thousands)	$151,813	$159,279	(5)%

Six months ended	June 30, 2016	June 30, 2015	Change
Gross free memberships added (in period)[2]	152,586	—	N/A
Gross paid memberships added (in period)	317,776	519,853	(39)%
Average paid membership renewal rate (in period)[3]	74%	77%	(3) pts

(1) Total free memberships reflects the number of free members as of the end of the period who joined subsequent to us dropping our ratings and reviews paywall in June 2016.

(2) Gross free memberships added represents the number of new free members added during the reporting period, since we dropped our ratings and reviews paywall in June 2016.

(3) Average paid membership renewal rate reflects the percentage of all paid memberships expiring in the reporting period that are renewed.

(4) We include in participating service providers the total number of service providers under contract for advertising, e-commerce or both at the end of the period.

Market Cohort Analysis

	Pre-2003		2003-2007		Post-2007		Total
	June 30,		June 30,		June 30,		June 30,
	2016	2015	2016	2015	2016	2015	2016	2015
Number of Markets	10	10	35	35	208	208	253	253
Average Revenue/Market	$7,884,705	$7,856,862	$6,136,688	$6,003,238	$223,299	$218,547	$1,344,179	$1,320,711
Average Marketing Expense/Market	$1,056,367	$1,214,640	$1,111,474	$1,276,797	$97,676	$112,474	$275,817	$317,110

Membership Revenue/Paid Member	$24.12	$28.38	$22.52	$25.83	$14.68	$15.09	$20.80	$23.47
Service Provider Revenue/Paid Member	105.30	108.97	101.47	102.40	42.08	42.10	86.83	87.70
Total Revenue/Paid Member	$129.42	$137.35	$123.99	$128.23	$56.76	$57.19	$107.63	$111.17

Total Paid Memberships	608,818	609,644	1,729,448	1,735,024	809,300	827,398	3,147,566	3,172,066
Estimated Penetration Rate*	16%	17%	13%	13%	11%	12%	13%	13%
Annual Membership Growth Rate	—%	14%	—%	13%	(2)%	9%	(1)%	12%
Cohort table presents financial and operational data for the twelve months ended June 30, 2016 and 2015.

* Demographic information used in penetration rate calculations is based on third-party studies we commissioned in December 2015 and June 2015, respectively. According to these studies, the number of U.S. households in our target demographic was 27 million for each of the periods ended December 31, 2015 and June 30, 2015.

Second Quarter Results
Revenue
Total revenue for the second quarter of 2016 was $83.1 million compared to $87.3 million in the year-ago period, driven by declines in both service provider revenue, which decreased 4% to $67.4 million, and membership revenue, which decreased 7% to $15.6 million, from a year ago.

Service provider revenue, which includes both advertising and e-commerce revenue, declined from the year-ago quarter due to an increase in service provider attrition, lower originations and lower e-commerce revenue, due in part to disruptions associated with the migration to the Company's new AL 4.0 technology platform.

The decline in membership revenue quarter over quarter is primarily the result of decreases in gross paid memberships added, resulting from reduced marketing spend in the second quarter of 2016 and the ongoing member shift to lower-priced tiers that occurred prior to the removal of the Company's ratings and reviews paywall.

Operating Expenses
Operations and support expense was $10.2 million, a decrease from $15.5 million in the year-ago quarter, due to the implementation of a digital content distribution strategy and an increase in operating efficiency related to lower compensation and personnel-related costs.

Selling expense was $27.0 million, down from $31.6 million in the year-ago quarter, due to efficiencies and the impact of one-time event costs that were incurred in the prior year.

Marketing expense, which now includes the marketing costs that were previously classified in general and administrative expense, was $14.4 million, a decrease from $28.7 million in the year-ago quarter, attributable to a planned reduction in advertising spend during the second quarter ahead of an expected acceleration in spend in the third quarter in connection with the removal of the ratings and reviews paywall.

Product and technology expense was $13.3 million, an increase from $9.6 million in the year-ago period, largely attributable to depreciation expense on the Company's new technology platform and headcount increases to strengthen its product and engineering organizations and execute on its technology platform migration and rollout of its product roadmap.

General and administrative expense was $12.0 million, an increase from $9.6 million in the year-ago period, driven by period over period increases in outsourced services expenditures and professional fees attributable to third-party consulting costs incurred for, among other things, the execution of the Company's new long-term profitable growth plan and optimization of service provider go-to-market activities.

Net Income (Loss)
Net income for the quarter was $4.8 million compared to a net loss of $8.3 million in the year-ago quarter, driven by lower operating expenses quarter over quarter, attributable to improved operating efficiency in both operations and support expense and selling expense, as well as a planned shift in the timing of advertising spend to align with the launch of the Company's new freemium offerings.

Adjusted EBITDA1
Adjusted EBITDA1 was $13.4 million for the period, up from an adjusted EBITDA1 loss of $3.5 million in the year-ago period, attributable to improved operating efficiency and timing of marketing expenditures as discussed above.

Cash
Cash provided by operations for the second quarter was $5.1 million. At June 30, 2016, the balance of cash, cash equivalents and investments was $58.5 million.

1 Adjusted EBITDA is a non-GAAP financial measure.

Summary and Business Outlook
Although the transition to a new business model is showing new members and user engagement re-accelerating at exponential rates, the Company will withhold financial guidance until it can more precisely determine when this will translate into revenue growth and adjusted EBITDA1.

Because the Company is principally a subscription-based business, its revenue is relatively resilient. The Company’s revenue growth remained nearly flat in the first half of 2016 despite changing from a paid to a freemium business model; the adverse revenue impact from migrating to a new technology platform; and the many other changes simultaneously made to turn around the business. While the Company’s subscription-based business model has provided stability, it necessarily follows that it will take time for revenue to re-accelerate as it now more than ever depends on the origination and renewal of longer term contracts with service providers.

Moreover, the Company recently began pursuing other new revenue initiatives to further monetize participating and especially non-participating service providers. The Company also sees opportunities to generate incremental revenue by expanding targeted advertising to monetize more traffic and upselling free members to paid tiers. These initiatives could yield incremental revenue in the next six months, but there is no firm basis yet on which to forecast their timing and magnitude.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2016	December 31, 2015

	(Unaudited)
Assets
Cash and cash equivalents	$34,575	$32,599
Short-term investments	23,913	23,976
Accounts receivable, net	16,890	17,019
Prepaid expenses and other current assets	18,298	19,026
Total current assets	93,676	92,620
Property, equipment and software, net	84,226	77,635
Goodwill	1,145	1,145
Amortizable intangible assets, net	1,609	2,011
Total assets	$180,656	$173,411

Liabilities and stockholders’ equity (deficit)
Accounts payable	$7,614	$10,525
Accrued liabilities	29,581	20,287
Deferred membership revenue	29,250	32,702
Deferred advertising revenue	46,462	48,930
Current maturities of long-term debt	—	1,500
Total current liabilities	112,907	113,944
Long-term debt, net	57,950	56,134
Deferred membership revenue, noncurrent	3,108	3,742
Deferred advertising revenue, noncurrent	339	640
Other liabilities, noncurrent	1,152	1,332
Total liabilities	175,456	175,792
Stockholders’ equity (deficit):
Common stock	67	67
Additional paid-in-capital	282,233	275,445
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(253,381)	(254,174)
Total stockholders’ equity (deficit)	5,200	(2,381)
Total liabilities and stockholders’ equity (deficit)	$180,656	$173,411

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(Unaudited)		(Unaudited)
Revenue
Membership	$15,645	$16,910	$31,979	$34,249
Service provider	67,415	70,425	134,937	136,629
Total revenue	83,060	87,335	166,916	170,878
Operating expenses
Operations and support	10,172	15,456	22,381	29,454
Selling	26,983	31,552	54,815	59,844
Marketing	14,432	28,726	33,547	47,555
Product and technology	13,323	9,571	23,357	17,987
General and administrative	11,995	9,586	30,042	18,312
Total operating expenses	76,905	94,891	164,142	173,152
Operating income (loss)	6,155	(7,556)	2,774	(2,274)
Interest expense, net	1,352	784	1,968	1,696
Income (loss) before income taxes	4,803	(8,340)	806	(3,970)
Income tax expense	6	9	13	19
Net income (loss)	$4,797	$(8,349)	$793	$(3,989)

Net income (loss) per common share — basic	$0.08	$(0.14)	$0.01	$(0.07)
Net income (loss) per common share — diluted	$0.08	$(0.14)	$0.01	$(0.07)

Weighted-average number of common shares outstanding — basic	58,710	58,517	58,662	58,517
Weighted-average number of common shares outstanding — diluted	59,644	58,517	59,638	58,517

Non-cash stock-based compensation expense
Operations and support	$57	$29	$88	$49
Selling	430	149	709	160
Marketing	121	76	227	137
Product and technology	566	226	875	422
General and administrative	2,517	1,787	4,819	3,755
Total non-cash stock-based compensation expense	$3,691	$2,267	$6,718	$4,523

Reconciliation of net income (loss) to Adjusted EBITDA (loss)
Net income (loss)	$4,797	$(8,349)	$793	$(3,989)
Income tax expense	6	9	13	19
Interest expense, net	1,352	784	1,968	1,696
Depreciation and amortization	3,579	1,613	5,254	3,203
Non-cash stock-based compensation expense	3,691	2,267	6,718	4,523
Contingent liabilities and adjustments	—	(480)	3,500	(960)
Non-cash long-lived asset impairment charge	—	686	—	686
Adjusted EBITDA (loss)	$13,425	$(3,470)	$18,246	$5,178

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(Unaudited)		(Unaudited)
Operating activities
Net income (loss)	$4,797	$(8,349)	$793	$(3,989)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,579	1,613	5,254	3,203
Amortization of debt discount, deferred financing fees and bond premium	166	184	333	355
Non-cash stock-based compensation	3,691	2,267	6,718	4,523
Non-cash long-lived asset impairment charge	—	686	—	686
Non-cash loss on disposal of long-lived assets	18	279	171	279
Changes in certain assets:
Accounts receivable	(678)	533	129	(167)
Prepaid expenses and other current assets	3,808	860	728	(3,257)
Changes in certain liabilities:
Accounts payable	(2,052)	3,843	(2,542)	9,918
Accrued liabilities	(5,052)	(730)	9,557	10,002
Deferred advertising revenue	(2,161)	(1,029)	(2,769)	1,962
Deferred membership revenue	(1,031)	1,805	(4,086)	(307)
Net cash provided by operating activities	5,085	1,962	14,286	23,208

Investing activities
Purchases of investments	(7,203)	(6,080)	(11,274)	(9,200)
Sales of investments	7,000	8,160	11,320	10,995
Property, equipment and software	(2,304)	(2,400)	(3,208)	(3,516)
Capitalized website and software development costs	(3,484)	(7,095)	(8,973)	(13,849)
Intangible assets	(7)	(113)	(129)	(206)
Net cash (used in) investing activities	(5,998)	(7,528)	(12,264)	(15,776)

Financing activities
Proceeds from exercise of stock options	498	—	500	—
Taxes paid on behalf of employees related to net share settlement	(303)	—	(430)	—
Payments on capital lease obligation	(59)	(54)	(116)	(108)
Net cash provided by (used in) financing activities	136	(54)	(46)	(108)
Net increase (decrease) in cash and cash equivalents	$(777)	$(5,620)	$1,976	$7,324
Cash and cash equivalents, beginning of period	35,352	52,935	32,599	39,991
Cash and cash equivalents, end of period	$34,575	$47,315	$34,575	$47,315

Conference Call Information
The Company will host a conference call today, July 27, 2016, at approximately 8:30 AM (ET) to discuss the quarterly financial results with the investment community. A live audio webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (404) 537-3406 domestically or (855) 859-2056 internationally, using passcode 47982858 through August 1, 2016.

About Angie’s List
Finding a pro for a job well done is made easy online by visiting Angieslist.com. More than three million members nationwide use Angie's List, a leading provider of reviews, offers and information in over 700 service categories, to help them improve their homes. Built on a foundation of more than 10 million verified reviews of local service, Angie's List connects members directly to its online marketplace of services and offers unique tools and support designed to improve the local service experience for both members and service professionals. www.angieslist.com.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (“GAAP”), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation expense, contingent liabilities and adjustments and non-cash long-lived asset impairment charges, as applicable, none of which represent normal, recurring cash operating expenses necessary to operate our business. We use Adjusted EBITDA internally in analyzing our financial results and performance and determined to disclose this measure as we believe it will be useful, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors, thereby providing additional insight for investors to use with respect to our ongoing operating results and trends. Adjusted EBITDA is also a financial covenant with which we are required to comply under the financing agreement that governs our long-term indebtedness, further supporting our decision to disclose this measure. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We have provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “will”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates, financial results, our plans and objectives for future operations, changes to our business model, growth initiatives or strategies (including, but not limited to, merger and acquisition activity), profitability plans or the expected outcome or impact of pending or threatened litigation. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Risks and uncertainties may affect the accuracy of forward-looking statements.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Investor Relations:	Public Relations:
Leslie Arena	Cheryl Reed
317-808-4527	317-396-9134
lesliea@angieslist.com	cherylr@angieslist.com